Exhibit 4.4

RISK RETENTION AGREEMENT, dated as of September 27, 2021 (this “Agreement”), by and among DISCOVER BANK, a Delaware banking corporation (“Discover Bank”), DISCOVER FUNDING LLC, a Delaware limited liability company (“Discover Funding”), and DISCOVER CARD EXECUTION NOTE TRUST, a Delaware statutory trust (the “Issuer”).

W I T N E S S E T H:

WHEREAS, Discover Bank and Discover Funding have entered into a Receivables Sale and Contribution Agreement, dated as of December 22, 2015 (the “Receivables Sale and Contribution Agreement”), pursuant to which Discover Bank sells to Discover Funding Receivables arising under certain Accounts;

WHEREAS, Discover Bank, Discover Funding, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), have entered into a Third Amended and Restated Pooling and Servicing Agreement, dated as of December 22, 2015 (as amended, restated, supplemented or otherwise modified, the “Pooling and Servicing Agreement”) and an Amended and Restated Series Supplement, dated as of December 22, 2015 (as amended, restated, supplemented or otherwise modified, the “Series Supplement”), pursuant to which Discover Card Master Trust I issued a Series 2007-CC Collateral Certificate (the “Collateral Certificate”);

WHEREAS, Discover Bank and the Issuer have entered into a Collateral Certificate Transfer Agreement, dated as of July 26, 2007 (as amended, restated, supplemented or otherwise modified, the “Collateral Certificate Transfer Agreement”), pursuant to which Discover Bank conveyed to the Issuer all of its right, title and interest in and to the Collateral Certificate;

WHEREAS, the Issuer and U.S. Bank National Association (the “Indenture Trustee”) have entered into an Amended and Restated Indenture, dated as of December 22, 2015 (as amended, restated, supplemented or otherwise modified, the “Indenture”), and the Second Amended and Restated Indenture Supplement, dated as of December 22, 2015 (as amended, restated, supplemented or otherwise modified, the “Indenture Supplement”), pursuant to the Issuer has issued and may from time to time issue notes; and

WHEREAS, Discover Funding intends to cause the Issuer to issue the Class A(2021-2) Notes pursuant to the Indenture and the Terms Document, dated as of September 27, 2021, between the Issuer and the Indenture Trustee.

NOW, THEREFORE, it is hereby agreed by and between Discover Bank, Discover Funding and the Issuer as follows:

1.    DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Terms Document and, if not defined therein, in the Indenture and, if not defined therein, in the Pooling and Servicing Agreement. The following capitalized terms shall have the following meanings:

“Applicable Investor” means each holder of a beneficial interest in any Class A(2021-2) Note that is an “institutional investor” as defined in the EU Securitization Regulation or the UK Securitization Regulation and to which the EU Securitization Regulation or the UK Securitization Regulation, as applicable, applies.

“EU Securitization Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other EU directives and regulations, as amended.

“EU Securitization Regulation Rules” means the EU Securitization Regulation, together with all relevant implementing regulations in relation thereto, all regulatory technical standards and implementing technical standards in relation thereto or applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitization Regulation and, in each case, any relevant guidance published in relation thereto by the European Banking Authority, the European Securities and Markets Authority and/or the European Insurance and Occupational Pensions Authority (or, in each case, any predecessor or any other applicable regulatory or supervisory authority) or by the European Commission, in each case, as amended and in effect from time to time.

“EUWA” means European Union (Withdrawal) Act 2018, as amended.

“UK Securitization Regulation” means Regulation (EU) 2017/2402 as it forms part of UK domestic law as “retained EU law” by operation of the EUWA and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019, and as further amended.

“UK Securitization Regulation Rules” means the UK Securitization Regulation, together with (a) all applicable binding technical standards made under the UK Securitization Regulation, (b) all EU regulatory technical standards or implementing technical standards relating to the EU Securitization Regulation (including such regulatory technical standards or implementing technical standards which are applicable pursuant to any transitional provisions of the EU Securitization Regulation) forming part of UK domestic law by operation of the EUWA, (c) any relevant guidance, policy statements or directions relating to the application of the UK Securitization Regulation (or any binding technical standards) published by the Financial Conduct Authority and/or the Prudential Regulation Authority (or their successors), (d) any guidelines relating to the application of the EU Securitization Regulation which are applicable in the UK, (e) any other transitional, saving or other provision relevant to the UK Securitization Regulation by virtue of the operation of the EUWA and (f) any other applicable laws, acts, statutory instruments, rules, guidance or policy statements published or enacted relating to the UK Securitization Regulation, in each case as may be further amended, supplemented or replaced from time to time.

2.    REPRESENTATIONS. Discover Bank represents and warrants to the Issuer and the Indenture Trustee (solely for the benefit of the Applicable Investors) that as of the date hereof:

(a)    Discover Bank has full corporate power and authority to execute and deliver this Agreement and perform the terms and provisions hereof;

(b)    The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and do not require any approval or consent of any governmental agency or authority; and

(c)    This Agreement is the valid, binding and enforceable obligation of Discover Bank, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles.

3.    COVENANTS. Discover Bank hereby confirms, represents and warrants to and agrees with, and irrevocably and unconditionally undertakes to the Issuer and the Indenture Trustee, solely for the benefit of each Applicable Investor, on an ongoing basis, with reference to Article 6 of the EU Securitization Regulation and Article 6 of the UK Securitization Regulation, in each case as in effect and applicable on the date hereof (which is also the date of issuance of the Class A(2021-2) Notes), that:

(a)    Discover Bank, as “originator” for the purposes of Article 6 of the EU Securitization Regulation and Article 6 of the UK Securitization Regulation, in each case as in effect and applicable on the date of the issuance of the Class A(2021-2) Notes, on an ongoing basis will retain a material net economic interest that is not less than 5% of the nominal value of each of the securitized exposures (measured at origination), in a form that is intended to qualify as an originator’s interest as provided in option (b) of Article 6(3) of the EU Securitization Regulation and Article 6(3) of the UK Securitization Regulation, in each case as in effect and applicable on the date of the issuance of the Class A(2021-2) Notes, by holding all the membership interest in the depositor, which in turn holds all or part of the Transferor Interest (the “Retained Interest”);

(b)    Discover Bank will not (and will not permit Discover Funding LLC or any of its other affiliates to) allow the retained interest to be subject to any credit risk mitigation or other hedge or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, except to the extent permitted by the EU Securitization Regulation Rules and the UK Securitization Regulation Rules;

(c)    Discover Bank will not change the retention option or the method of calculating the Retained Interest while the Class A(2021-2) Notes are outstanding, except to the extent permitted by the EU Securitization Regulation Rules and the UK Securitization Regulation Rules; and

(d)    Discover Bank will provide ongoing confirmation of Discover Bank’s continued compliance with its obligations described in (a), (b) and (c) above in or concurrently with the delivery of each Certificateholders’ Monthly Statement.

4.    AGREEMENTS OF DISCOVER FUNDING. Discover Funding hereby acknowledges the terms and conditions of this Agreement and, further, covenants that it will not sell, hedge or otherwise mitigate its credit risk under or associated with the Retained Interest other than as directed by Discover Bank and as permitted in accordance with the terms of this Agreement.

5.    LIMITATION OF LIABILITY.

(a)    It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company not individually or personally but solely as Owner Trustee under the Amended and Restated Trust Agreement, dated as of December 22, 2015 (the “Trust Agreement”), between Discover Funding LLC and Wilmington Trust Company, and in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Wilmington Trust Company individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Agreement and by any person claiming by, through or under them and (iv) under no circumstances will Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any related documents.

(b)    Notwithstanding anything to the contrary contained herein or in any other document or agreement relating to the Class A(2021-2) Notes, in no event shall Discover Bank or Discover Funding be liable to the Indenture Trustee, the Issuer, the Owner Trustee, any Applicable Investor or any other Noteholder, or responsible for, losses in respect of the Class A(2021-2) Notes or any interest therein, including, without limitation any loss of value of any Class A(2021-2) Note or any interest therein, due to the failure of the Retained Interest and compliance by Discover Bank and Discover Funding with the terms of this Agreement to satisfy any of the EU Securitization Regulation Rules or the UK Securitization Regulation Rules or any other similar or equivalent provisions now or hereafter in effect.

6.    MISCELLANEOUS.

(a)    THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(b)    EACH OF THE PARTIES HERETO (AND EACH APPLICABLE INVESTOR BY ACCEPTING THE BENEFITS HEREOF) HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(c)    All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopies, email, telegraphic, telex or cable communication) and mailed, emailed (with “PDF” attachment in the case of any signed notice or communication), telecopied with receipt confirmed by telephone, telegraphed, telexed, cabled or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, emailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mail, emailed, telecopied, delivered to the telegraph company, confirmed by telex answer back or delivered to the cable company, respectively.

If to Discover Bank:

12 Read’s Way

New Castle, Delaware 19720

Attention: Secretary

If to Discover Funding:

12 Read’s Way

New Castle, Delaware 19720

Attention: Secretary

If to the Issuer:

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

(d)    Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated except by a writing signed by a duly authorized officer of the party against whom enforcement of such change, waiver, discharge or termination is sought to be enforced.

(e)    Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

(f)    This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters addressed herein, and this Agreement supersedes any prior agreements and/or understandings, written or oral, with respect to such matters.

(g)    The Issuer is a party to this Agreement solely for the purposes of obtaining the benefit of the representations, warranties and covenants contained therein and under no circumstances shall it be deemed to have undertaken any obligations thereunder or by virtue of its entry into this Agreement.

(h)    The Indenture Trustee is a third party beneficiary of this Agreement solely for the purpose of obtaining the benefit of the representations, warranties and covenants contained herein and under no circumstances shall it be deemed to have undertaken any obligations hereunder. For the avoidance of doubt, in no event shall the Indenture Trustee have any responsibility to monitor compliance with or be charged with knowledge of any of the EU Securitization Regulation Rules or the UK Securitization Regulation Rules, nor shall it be liable to any Applicable Investor, Noteholder or any party whatsoever for any violation of any of the EU Securitization Regulation Rules or the UK Securitization Regulation Rules or any similar provisions now or hereafter in effect or for any breach of any term of this Agreement.

Discover Bank, Discover Funding and the Issuer have caused this Agreement to be duly executed by their respective officers as of the date first above written.

DISCOVER BANK

By:
Name:	Patricia S. Hall
Title:	Vice President, Chief Financial Officer and Assistant Treasurer

DISCOVER FUNDING LLC

By:
Name:	Patricia S. Hall
Title:	Vice President, Chief Financial Officer and Treasurer

DISCOVER CARD EXECUTION NOTE TRUST

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title: